     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2001.
                                                 Registration No. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                  ------------

                                PEOPLESOFT, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                     68-0137069
  (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                               4460 HACIENDA DRIVE
                          PLEASANTON, CALIFORNIA 94588
               (Address of Principal Executive Offices) (Zip Code)

                             ----------------------

                                  CRAIG CONWAY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PEOPLESOFT, INC.
                4460 HACIENDA DRIVE, PLEASANTON, CALIFORNIA 94588
                     (Name and Address of Agent for Service)
                                 (925) 694-3000
          (Telephone number, including area code, of agent for service)

                             ----------------------

                                   COPIES TO:


                                PETER T. HEILMANN
                           GIBSON, DUNN & CRUTCHER LLP
                        ONE MONTGOMERY STREET, 31ST FLOOR
                         SAN FRANCISCO, CALIFORNIA 94104


    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
                                                                  Proposed         Proposed
                                                                   Maximum          Maximum         Amount of
                                                Amount to be   Offering Price      Aggregate       Registration
    Title of Securities to be Registered       Registered (1)   per Share (2)  Offering Price (2)       Fee
---------------------------------------------- -------------- --------------- ------------------- ---------------
Common Stock, par value $.01 per share         398,029 shares      $47.03         $18,719,304         $4,680
=================================================================================================================

(1) The number of shares registered pursuant to this Registration Statement represents the maximum stock consideration paid by PeopleSoft in accordance with that certain Agreement and Plan of Merger and Reorganization, dated as of May 1, 2001, by and among SkillsVillage, Inc., PeopleSoft, Inc., Hope Cochran, as securityholder representative, and State Street Bank and Trust Company of California, N.A., as escrow agent.

(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933, as amended and computed pursuant to Rule 457(h). Computation based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on June 28, 2001.

================================================================================

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                                 PEOPLESOFT INC.

                                 398,029 SHARES

                                  COMMON STOCK

                                 ---------------

         This is an offering of shares of common stock of PeopleSoft, Inc. Only the selling stockholders identified in this prospectus are offering shares to be sold in the offering. PeopleSoft is not selling any shares in the offering. PeopleSoft's common stock is quoted on the Nasdaq National Market under the symbol "PSFT." On July 2, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $47.76 per share.

         PeopleSoft will not receive any of the proceeds from the sale of the common stock. The selling stockholders may sell their shares from time to time throughout the offering through any legally available means, including brokers in public sales at market prices, directly or through agents in private sales at negotiated prices. They may also sell shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they comply with the requirements of Rule 144.

         PeopleSoft originally issued the common stock described in this Prospectus in connection with its acquisition of SkillsVillage, Inc. Shares of common stock were issued to former SkillsVillage stockholders under an agreement and plan of merger and reorganization, in which SkillsVillage was merged into and with PeopleSoft. The common stock offered under this prospectus is less than 1% of PeopleSoft's outstanding common stock as of the date of this prospectus.

         You may contact PeopleSoft at PeopleSoft's principal executive offices located at 4460 Hacienda Drive, Pleasanton, CA 94588 or by phone at (925) 694-3000.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

THIS INVESTMENT INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                              --------------------

                  The date of this Prospectus is July 5, 2001

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Information About PeopleSoft                                                   3
Risk Factors                                                                   4
Use of the Proceeds                                                           13
Selling Stockholders                                                          13
Plan of Distribution                                                          15
Legal Matters                                                                 16
Experts                                                                       16
Where You Can Find More Information                                           16

                          INFORMATION ABOUT PEOPLESOFT


         PeopleSoft designs, develops, markets, and supports a family of enterprise application software products for use throughout large and medium sized organizations. These organizations include corporations, higher education institutions, and federal, state, provincial, and local government agencies worldwide. PeopleSoft provides enterprise application software for customer relationship management, eCommerce, human resources management, financial management, supply chain management, and enterprise performance management, along with a range of industry-specific products. PeopleSoft's applications offer a high degree of flexibility, rapid implementation, and scalability across multiple databases and operating systems. In addition to enterprise application software, PeopleSoft offers a variety of services to its customers including implementation assistance, project planning, on-line analytic processing deployment, minor software product enhancements and training.

         Incorporated in Delaware in 1987, PeopleSoft shipped its first software product, a human resources management system, in December 1988. In 1992, PeopleSoft introduced the first of a series of financial management and accounting system software products, and, in 1994, it introduced the first of a series of distribution and supply chain management products. Since that time, PeopleSoft has introduced several additions to its existing product lines, plus industry specific software products. These industry specific applications include manufacturing products, public sector financial management products, public sector human resources management products, student administration products for the higher education market, and human resources and financial management products for the U.S. federal government market.

         PeopleSoft's strategy is to offer comprehensive applications that enable organizations to manage and enhance their relationships with customers, employees, and suppliers. PeopleSoft enterprise software applications manage mission critical business processes, including specific applications for customers, employees, and suppliers.

         PeopleSoft acquired The Vantive Corporation ("Vantive"), a supplier of customer relationship management applications, in December 1999, in a business combination accounted for under the pooling of interests method of accounting. At the time of the acquisition, Vantive was one of the worldwide leaders in customer relationship management applications. PeopleSoft has built upon the Vantive products, and now markets a solution called PeopleSoft Customer Relationship Management, a comprehensive suite that integrates with other PeopleSoft applications.

         PeopleSoft began shipping its first pure internet application suite, PeopleSoft 8, in September 2000, marking PeopleSoft's largest technological advance in enterprise software in more than a decade. PeopleSoft 8 includes 59 newly developed, pure internet collaborative applications that enable organizations to create a real-time, collaborative network of customers, employees, and suppliers. PeopleSoft 8 applications can be accessed anytime and from anywhere with a standard internet browser because they do not require software to be installed on the users personal computer.

         Pursuant to an agreement and plan of merger and reorganization, dated as of May 1, 2001 among PeopleSoft, SkillsVillage, Inc., Hope Cochran, as security holder representative, and State Street Bank and Trust Company of California, as escrow agent, SkillsVillage merged with and into PeopleSoft on May 31, 2001, resulting in the cessation of SkillsVillage's separate corporate existence.

                                  RISK FACTORS

        You should carefully consider the risks described below when evaluating your ownership of PeopleSoft common stock. The risks and uncertainties described below are not the only ones PeopleSoft faces. Additional risks and uncertainties we are presently not aware of or that we currently consider immaterial may also impair PeopleSoft's business operations.

        If any of the following risks actually occurs, PeopleSoft's business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the PeopleSoft common stock could decline significantly.

        This prospectus also contains forward-looking statements. These statements include words such as "may", "will", "expect", "believe", "intend", "anticipate", "estimate", or similar words. These statements are based on PeopleSoft's current beliefs, expectations and assumptions. PeopleSoft's actual results could differ materially from those anticipated in these forward-looking statements due to factors, including the risks described below and elsewhere in this prospectus. PeopleSoft undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


THE CURRENT DOWNTURNS IN GENERAL ECONOMIC AND MARKET CONDITIONS COULD CAUSE DECREASES IN DEMAND FOR OUR SOFTWARE AND RELATED SERVICES WHICH COULD NEGATIVELY AFFECT OUR REVENUE AND OPERATING RESULTS AND THE MARKET PRICE OF OUR STOCK.

        Our revenue and profitability depends on the overall demand for our software and related services. A downturn in the economy and financial markets could result in a delay or canceling of customer purchases. Some of our competitors have recently announced that the current economic conditions have negatively impacted their financial results. If demand for our software and related services decrease, our revenues may decrease and our operating results would be adversely affected. Our inability to license software products to new customers may cause our stock price to fall.


OUR QUARTERLY OPERATING RESULTS ARE DIFFICULT TO PREDICT AND MAY FLUCTUATE SUBSTANTIALLY, WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND OUR STOCK'S MARKET PRICE.

        Our revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. These fluctuations can adversely affect our business and the market price of our stock. License revenues in any quarter depend substantially upon the amount of contracts signed and our ability to recognize revenues under our revenue recognition policy. Our contracting activity is difficult to forecast for a variety of reasons, including the following:

        - a significant portion of our license agreements are typically completed within the last few weeks of the quarter;

        - our sales cycle is relatively long and varies as a result of our expanding our product line and broadening our software product applications to cover a customer's overall business;

        -       the size of license transactions can vary significantly;

        - the possibility that economic downturns are characterized by decreased product demand, price erosion, technological shifts, work slowdowns and layoffs may substantially reduce contracting activity;

        - customers may unexpectedly postpone or cancel anticipated system replacement or new system evaluations due to changes in their strategic priorities, project objectives, budgetary constraints or company management;

        - customer evaluations and purchasing processes vary significantly from company to company, and a customer's internal approval and expenditure authorization process can be difficult and time consuming, even after selection of a vendor;

        - changes in our pricing policies and discount plans may affect customer purchasing patterns; and

        - the number, timing and significance of our competitors' and our software product enhancements and new software product announcements may affect purchase decisions. In addition, our expense levels, operating costs and hiring plans are based on projections of future revenues and are relatively fixed. If our actual revenues fall below expectations, our net income is likely to be disproportionately adversely affected.


WE MAY BE REQUIRED TO DEFER RECOGNITION OF LICENSE REVENUE FOR A SIGNIFICANT PERIOD OF TIME AFTER ENTERING INTO A LICENSE AGREEMENT, WHICH COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

        We may have to delay recognizing license revenue for a significant period of time after entering into a license agreement for a variety of types of transactions, including:

        - transactions that include both currently deliverable software products and software products that are under development or contain other undeliverable elements;

        - transactions where the customer demands services that include significant modifications, customizations or complex interfaces that could delay product delivery or acceptance;

        - transactions that involve acceptance criteria that may preclude revenue recognition or if there are identified product-related issues, such as performance issues; and

        - transactions that involve payment terms or fees that depend upon contingencies.

        Because of the factors listed above and other specific requirements under GAAP for software revenue recognition, we must have very precise terms in our license agreements to recognize revenue when we initially deliver software or perform services. Although we have a standard form of license agreement that meets the criteria under GAAP for current revenue recognition on delivered elements, we negotiate and revise these terms and conditions in some transactions. Negotiation of mutually acceptable terms and conditions can extend the sales cycle, and sometimes we do not obtain terms and conditions that permit revenue recognition at the time of delivery or even as work on the project is completed.


ANY REDUCTION IN OUR CONTRACTING ACTIVITY IS LIKELY TO RESULT IN REDUCED SERVICES REVENUES IN FUTURE PERIODS.

        Variances or slowdowns in prior quarter contracting activity may impact our consulting, training and maintenance service revenues since these revenues typically follow license fee revenues. Our ability to maintain or increase service revenue primarily depends on our ability to increase the number of our licensing agreements.


OUR FUTURE REVENUE IS SUBSTANTIALLY DEPENDENT UPON OUR INSTALLED CUSTOMER BASE CONTINUING TO LICENSE OUR PRODUCTS AND RENEW OUR SERVICE AGREEMENTS.

        We have traditionally depended on our installed customer base for additional future revenue from services and licenses of other products. Also, if our customers fail to renew their maintenance agreements, our revenue could decrease. The maintenance agreements are generally renewable annually at the option of the customers and there are no mandatory payment obligations or obligations to license additional software. Therefore, current customers may not necessarily generate significant maintenance revenue in future periods. In addition, customers may not necessarily purchase additional products or services. Our services revenue and maintenance revenue also depend upon the use of these services by our installed customer base. Any downturn in software license revenue could result in lower services revenue in future quarters.



OVERALL INCREASES IN SERVICES REVENUES AS A PERCENTAGE OF TOTAL REVENUES COULD ADVERSELY AFFECT OUR OPERATING RESULTS BECAUSE OUR SERVICES REVENUES BRING LOWER GROSS MARGINS THAN OUR LICENSE REVENUES.

        Because service revenues have lower gross margins than license revenues, an increase in the percentage of total revenue represented by service revenues could have a detrimental impact on our overall gross margins and could adversely affect operating results. In addition, we subcontract certain consulting services to third parties which generally carry lower gross margins than our service business overall. As a result, if service revenues increase as a percentage of total revenue and the services provided by third-party consultants increases, our gross margins will be lower.



IF ACCOUNTING INTERPRETATIONS RELATING TO REVENUE RECOGNITION CHANGE, OUR REPORTED REVENUES COULD DECLINE OR WE COULD BE FORCED TO MAKE CHANGES IN OUR BUSINESS PRACTICES.

        Over the past several years, the American Institute of Certified Public Accountants issued Statement of Position, or SOP 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." These standards address software revenue recognition matters primarily from a conceptual level and do not include specific implementation guidance. We believe that we are currently in compliance with SOPs 97-2 and SOP 98-9. In addition, in December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which explains how the SEC staff believes existing revenue recognition rules should be applied or analogized to for transactions not addressed by existing rules.

        The accounting profession continues to discuss certain provisions of SOP 97-2 and SAB 101 with the objective of providing additional guidance on potential interpretations. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in our current revenue accounting practices, which could cause us to recognize lower revenues. As a result, we may need to change our business practices significantly in order to continue to recognize a substantial portion of our license revenues. These changes may extend sales cycles, increase administrative costs and otherwise adversely affect our business.



OUR MARGINS MAY BE REDUCED IF WE NEED TO LOWER PRICES OR OFFER OTHER FAVORABLE TERMS ON OUR PRODUCTS AND SERVICES TO MEET COMPETITIVE PRESSURES IN OUR INDUSTRY.

        We compete with a variety of software vendors, including internet application vendors in the enterprise application software market segment, vendors in the manufacturing software application market segment, vendors in the CRM application market segment, providers of human resource management system software products, providers of financial management systems software products, and numerous small firms that offer products with new or advanced features. Some of our competitors may have advantages over us due to their significant worldwide presence, longer operating and product development history, and substantially greater financial, technical and marketing resources. At least one competitor has a larger installed base than us. In addition, Oracle Corporation is a competitor whose relational database management system underlies a significant portion of our installed applications.

        If competitors offer more favorable payment terms and/or more favorable contractual implementation terms or guarantees, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes would be likely to reduce margins.



IF OUR INTERNATIONAL BUSINESS GROWS, WE WILL BECOME INCREASINGLY SUBJECT TO CURRENCY RISKS AND OTHER COSTS AND CONTINGENCIES THAT COULD ADVERSELY AFFECT OUR RESULTS.

        We continue to invest in an effort to enhance our international operations. The global reach of our business could cause us to be subject to unexpected, uncontrollable and rapidly changing events and circumstances in addition to those experienced in United States locations. The following factors, among others, present risks that could have an adverse impact on our business and earnings:

        - conducting business in currencies other than United States dollars subjects us to currency controls and fluctuations in currency exchange rates;

        - we may be unable to hedge the currency risk in some transactions because of uncertainty or the inability to reasonably estimate our foreign exchange exposure;

        - increased cost and development time required to adapt our products to local markets;

        -       lack of experience in a particular geographic market;

        - legal, regulatory, social, political, labor or economic conditions in a specific country or region, including loss or modification of exemptions for taxes and tariffs, and import and export license requirements; and

        -       operating costs in many countries are higher than in the United
                States.


OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT QUALIFIED EMPLOYEES IN A HIGHLY COMPETITIVE LABOR MARKET.

        We believe that our future success will depend upon our ability to attract, train and retain highly skilled technical, managerial, sales and marketing personnel. If we do not attract, train, retain and effectively manage our employees, our costs may increase, development and sales efforts may be hurt and our customer service may be degraded. Although we invest significant resources in recruiting and retaining employees, there is intense competition for personnel in the software industry. At times, we have had difficulty locating enough highly qualified candidates in desired geographic locations, or with required industry-specific expertise. Industry-wide use of non-compete agreements by our competitors further decreases the pool of available sales and technical personnel.



THE LOSS OF KEY EMPLOYEES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS AND STOCK PRICE.

        We believe that there are certain key employees within the organization, primarily in the senior management team, who are necessary for us meet our short-term objectives. Due to the competitive employment nature of the software industry, there is a risk that we will not be able to retain these key employees. The loss of one or more key employees could adversely affect our continued growth. In addition, uncertainty created by turnover of key employees could cause fluctuations in our stock price and further turnover of our employees.

IF WE FAIL TO CONTINUALLY IMPROVE OUR SOFTWARE PRODUCTS AND INTRODUCE NEW PRODUCTS OR SERVICE OFFERINGS, OUR COMPETITIVE POSITION COULD ERODE AND OUR BUSINESS AND STOCK PRICE MAY SUFFER.

        The market for our software products is characterized by rapid technological change, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements. The market for business application software has been and continues to be intensely competitive, which requires that we constantly improve our existing products and create new products. Our future success will depend in part upon our ability to:

        -       continue to enhance and expand our core applications;

        - continue to provide enterprise and customer relationship management applications or service offerings;

        -       continue to successfully integrate third-party products;

        -       enter new markets; and

        - develop new products or improve our existing products to keep pace with technological developments, including developments related to the internet, satisfy increasingly sophisticated customer requirements and achieve market acceptance.

        We may not be able to enhance existing products or develop and introduce new products in a timely manner. In addition, to the extent that we use third parties to do some or all of the product development work, we may be affected by their non-performance.

        Our software products can be licensed for use with a variety of popular industry standard relational database management systems. There may be future or existing relational database management system platforms that achieve popularity within the business application marketplace and on which we may desire to offer our applications. These future or existing relational database management system products may or may not be architecturally compatible with our software product design. We may not be able to develop software products on additional platforms with the specifications and within the time frame necessary for market success.

        In addition, the effort and expense of developing, testing and maintaining software product lines will increase with the increasing number of possible combinations of:

        -       vendor hardware platforms;

        -       operating systems and updated versions;

        -       our application software products and updated versions; and

        - relational database management system platforms and updated versions.

        Developing consistent software product performance characteristics across all of these combinations could place a significant strain on our resources and software product release schedules.


AS OUR SOFTWARE OFFERINGS INCREASE IN SCOPE AND COMPLEXITY, OUR NEED TO AVOID AND CORRECT UNDETECTED ERRORS MAY INCREASE OUR COSTS AND SLOW THE INTRODUCTION OF NEW PRODUCTS AND WE MAY BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS WHICH COULD BE COSTLY TO RESOLVE AND RESULT IN NEGATIVE PUBLICITY.

        Despite internal and third parties' testing, our software programs, like all software programs generally, may contain a number of undetected errors. This may result in increased costs to correct such errors and reduced acceptance of our software products in the marketplace.

        Product software errors could subject us to product liability claims. Although our agreements contain provisions designed to limit our exposure to potential liability claims, these provisions could be invalidated by unfavorable judicial decisions or by federal, state, local or foreign laws or regulations. If a claim against us was successful, we might be required to incur significant expense and pay substantial damages. Even if we were to prevail, the accompanying publicity could adversely impact the demand for our products.


IF WE LOSE ACCESS TO CRITICAL THIRD-PARTY TECHNOLOGY, OUR COSTS COULD INCREASE AND THE INTRODUCTION OF NEW PRODUCTS AND PRODUCT ENHANCEMENTS COULD BE DELAYED, THUS HURTING OUR COMPETITIVE POSITION.

        We license numerous critical software products from third parties, some of whom are also competitors, and incorporate some of their products into our own software products. If any of the third-party software vendors were to change their product offerings or terminate our licenses, we might need to seek alternative vendors and incur additional internal or external development costs to ensure continued performance of our products. Such alternatives may not be available on attractive terms, or may not be as widely accepted or as effective as the software provided by our existing vendors. In addition, if the cost of licensing any of these third-party software products significantly increases, our gross margin levels could significantly decrease.



IF WE FAIL TO MAKE OUR PRODUCTS COMPATIBLE WITH AND SUPPORT CURRENT OR FUTURE CLIENT INTERFACES DESIGNED BY THIRD PARTIES, OUR FINANCIAL RESULTS MAY SUFFER.

        With PeopleSoft 8, use of a web browser as the user interface replaces the traditional desktop access through networked Microsoft Windows-based personal computers. Web browser access via the internet or an intranet involves numerous risks inherent in using the internet, including security, availability and reliability. There is a risk that customers will not be willing or able to implement internet-based applications. We may wish to offer our applications on future or existing user interfaces that achieve popularity within the business application marketplace. These future or existing user interfaces may or may not be architecturally compatible with our current software product design. We may not be able to support new user interfaces and achieve market acceptance of new user interfaces that we do support and failure to do so may result in lower revenues.



WE ARE DEPENDENT ON RELATIONSHIPS WITH THIRD-PARTY SYSTEMS INTEGRATORS FOR THE MARKETING AND DEPLOYMENT OF OUR PRODUCTS, AND ANY DISRUPTION OF THESE RELATIONSHIPS COULD DAMAGE OUR BUSINESS.

        We build and maintain strong working relationships with businesses that we believe play an important role in the successful marketing of our software products. Our current and potential customers often rely on third-party system integrators to develop, deploy and manage client/server applications. We believe that our relationships with these companies enhance our marketing and sales efforts. However, these companies, most of which have significantly greater financial and marketing resources than us, may start, or in some cases increase, the marketing of competitive business application software, or may otherwise discontinue their relationships with, or support of, us. Furthermore, if our partners are unable to recruit and adequately train a sufficient number of consulting personnel to support the implementation of our software products, we may lose customers. In addition, integrators who generate consulting fees from customers by providing implementation services may be less likely to recommend our software application architecture if these products are more difficult to install and maintain than competitors' similar product offerings.

OUR RELATIONSHIP WITH MOMENTUM BUSINESS APPLICATIONS HAS REDUCED OUR CONTROL OVER IMPORTANT RESEARCH AND DEVELOPMENT PROJECTS AND CREATES OTHER RISKS.

        We face a number of risks as a result of our relationship with Momentum. These risks include:

        - in order to obtain funding for a development project, we must agree with Momentum on project selection, budgets, timetables and specifications for each project, and Momentum has oversight responsibilities for the actual product development;

        - we could face restrictions on the amount and timing of our utilization of, or could lose, the tax benefits associated with the research and development expenditures on the projects Momentum pursues; and

        - if we choose to acquire Momentum, we will likely be required to record significant accounting charges relating to acquisition of in-process research and development and amortization of goodwill, which would decrease earnings.

WE MAY BE REQUIRED TO UNDERTAKE A COSTLY REDESIGN OF OUR PRODUCTS IF THIRD-PARTY SOFTWARE DEVELOPMENT TOOLS BECOME AN INDUSTRY STANDARD.

        Our software products include a suite of proprietary software development tools, known as PeopleTools, which are fundamental to the effective use of our software products. While no industry standard exists for software development tools, several companies have focused on providing software development tools and each of them is attempting to establish its software development tools as the accepted industry standard. We may not be able to respond appropriately or rapidly to the emergence of an industry standard or might be compelled to abandon or modify PeopleTools if a software product other than PeopleTools becomes the clearly established and widely accepted industry standard. In addition, we may be forced to redesign our software products to operate with such third party's software development tools, or face the potential sales obstacle of marketing a proprietary software product against other vendors' software products that incorporate a standardized software development toolset.

WE MAY BE UNABLE TO ACHIEVE THE BENEFITS WE ANTICIPATE FROM JOINT SOFTWARE DEVELOPMENT OR MARKETING ARRANGEMENTS WITH OUR BUSINESS PARTNERS.

        We enter into various development or joint business arrangements to develop new software products or extensions to our existing software products. We may distribute ourself or jointly sell with our business partners an integrated software product and pay a royalty to the business partner based on end-user license fees under these joint business arrangements. While we intend to develop business applications that are integrated with our software products, these software products may in fact not be integrated or brought to market or the market may reject the integrated enterprise solution. As a result, we may not achieve the revenues that we anticipated at the time we entered into the joint business arrangement.

OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS MAY OFFER ONLY LIMITED PROTECTION. OUR PRODUCTS MAY INFRINGE ON THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN MATERIAL COSTS.

        We consider certain aspects of the way we conduct our internal operations, and our software and documentation to be proprietary, and rely on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. Pending patent applications may not result in issued patents and, even if issued, the patents may not provide any meaningful competitive advantage. We also rely on contractual restrictions in our agreements with customers, employees and others to protect our intellectual property rights. However, there can be no assurances that these agreements will not be breached, that we have adequate remedies for any breach or that our trade secrets will not otherwise become known.

        Through an escrow arrangement, we have granted many of our customers a contingent future right to use our source code solely for internal maintenance services. If our source code is accessed through the escrow, the likelihood of misappropriation or other misuse of our intellectual property may increase. Finally, the laws of some countries in which our software products are or may be licensed do not protect our software products and intellectual property rights to the same extent as the laws of the United States. Defending our rights could be costly.

        Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. Third parties may assert infringement claims against us. These assertions could result in the need to enter into royalty arrangements, and could result in costly and time-consuming litigation, including damage awards.


ACQUISITIONS PRESENT MANY RISKS, AND WE MAY BE UNABLE TO ACHIEVE THE FINANCIAL AND STRATEGIC GOALS INTENDED AT THE TIME OF ANY ACQUISITION.


        We may from time to time acquire or invest in complementary companies, products or technologies, and enter into joint ventures and strategic alliances with other companies. The risks we commonly encounter in such transactions include:


        - we may have difficulty assimilating the operations and personnel of the acquired company;


        - we may have difficulty effectively integrating the acquired technologies or products with our current products and technologies;


        - our ongoing business may be disrupted by transition and integration issues;


        - we may not be able to retain key technical and managerial personnel from the acquired entity;


        - we may be unable to achieve the financial and strategic goals for the acquired and combined businesses;


        - we may have difficulty in maintaining controls, procedures and policies during the transition and integration;


        - our relationships with partner companies or third-party providers of technology or products could be adversely affected;

        - potential impairment of relationships with employees and customers;


        - our due diligence process may fail to identify significant issues with product quality, product architecture, legal contingencies, and product development among other things; and


        - we may be required to take significant product exit charges if products acquired in business combinations are unsuccessful.

THE INTRODUCTION OF THE EURO CREATES UNCERTAINTY THAT COULD ADVERSELY AFFECT OUR SALES.

        PeopleSoft 8 contains European Monetary Union, or EMU, functionality that allows for dual currency reporting and information management. However, since the Euro will not be the sole legally required currency in any of the member nations until 2002, it is possible that all issues related to conversion to EMU have not surfaced yet, and may not have been adequately addressed. In addition, our products may be used with third-party products that may or may not be EMU compliant. Although we continue to take steps to address the impact, if any, of EMU compliance for such third-party products, failure of any critical technology components to operate properly under EMU may adversely affect our sales or require us to incur unanticipated expenses to remedy any problems.

POWER OUTAGES IN CALIFORNIA MAY ADVERSELY AFFECT US.

        We have significant operations in the state of California and are dependent on a continuous power supply. California's current energy crisis could substantially disrupt our operations and increase our expenses. California has recently implemented, and may in the future continue to implement, rolling blackouts throughout the state. Although state lawmakers are working to minimize the impact, if blackouts interrupt our power supply, we may be temporarily unable to continue operations at our California facilities. Any such interruption in our ability to continue operations at our facilities could delay the development of our products and disrupt communications with customers or other third parties on whom we rely, such as system integrators. Future interruptions could damage our reputation and could result in lost revenue, either of which could substantially harm our business and results of operations. Furthermore, shortages in wholesale electricity supplies have caused power prices to increase. If energy prices continue to increase, our operating expenses will likely increase which could have a negative effect on operating results.

OUR STOCK PRICE HAS BEEN AND IS EXPECTED TO REMAIN VOLATILE, WHICH EXPOSES US TO THE RISK OF SECURITIES LITIGATION.

        The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

        - revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

        - announcements of technological innovations by us or our competitors;

        - acquisitions of new products or significant customers by us or our competitors;

        - developments with respect to our patents, copyrights or other proprietary rights of or our competitors;

        - changes in recommendations or financial estimates by securities analysts;

        -       changes in management;

        -       conditions and trends in the software industry;

        - announcement of acquisitions or other significant transactions by us or our competitors;

        - adoption of new accounting standards affecting the software industry; and

        -       general market conditions.

        Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Defending against such lawsuits could result in substantial costs and divert management's attention and resources. In addition, any settlement or adverse determination of these lawsuits could subject us to significant liabilities.


                                 USE OF PROCEEDS

        The selling stockholders will receive the net proceeds from the sale of common stock. PeopleSoft will not receive any of the proceeds from any sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

        All of the common shares offered were issued to former SkillsVillage stockholders, under an agreement and plan of merger and reorganization which PeopleSoft acquired all of the outstanding capital stock of SkillsVillage and SkillsVillage merged into PeopleSoft. PeopleSoft may from time to time supplement or amend this prospectus, as required, to provide other information with respect to the selling stockholders.

        The following table sets forth certain information regarding ownership of PeopleSoft's common stock by the selling stockholders as of July 2, 2001, including their names, their positions with SkillsVillage prior to the merger, where applicable, and the number of shares of common stock owned by them and offered pursuant to this prospectus. The selling stockholders listed in the table do not necessarily intend to sell any of their shares. PeopleSoft filed the registration statement, which includes this prospectus partly because of registration rights granted to the selling stockholders, not because the stockholders had expressed an intent to immediately sell their shares.

                                       NUMBER OF SHARES OF
                                          COMMON STOCK            PERCENTAGE       NUMBER OF SHARES
   SELLING SHAREHOLDER                 BENEFICIALLY OWNED (4)      OF CLASS         OFFERED HEREBY
   -------------------                 ----------------------      --------         --------------
Atlas Venture Fund IV, LP                     74,838                    *               74,838

Technology Partners Fund VI,
LP                                            59,915                    *               59,915

Christopher Wong (1) (3)                      58,476                    *               58,476

SAP AG                                        41,194                    *               41,194

Affiliated Computer Services,
 Inc.                                         26,820                    *               26,820

Edward Jackson (2)                            17,073                    *               17,073

Hope Cochran (2)                              11,204                    *               11,204

Kevin Kennedy (2)                             11,204                    *               11,204

Atlas Venture Parallel Fund IV-
A C.V                                         10,863                    *               10,863

Atlas Venture Parallel Fund IV-
B C.V                                         10,863                    *               10,863

Andreessen 1996 Living Trust                  10,467                    *               10,467

Kimberly Pantuso (2)                           8,603                    *                8,603

Peter B. Boboff                                5,283                    *                5,283

Jay B. Fulcher (3)                             5,144                    *                5,144

Sagebrook Technology                           2,980                    *                2,980

Lore McGovern                                  2,876                    *                2,876

David A. Duffield Trust                        2,676                    *                2,676

Alan Trow-Poole                                2,666                    *                2,666

Brian Farro                                    2,133                    *                2,133

Dina Jackson                                   2,133                    *                2,133

WS Investment Company 99A                      2,103                    *                2,103

Robert Fox                                     1,683                    *                1,683

Daniel T. Doles                                1,666                    *                1,666

Vasu Nori                                      1,666                    *                1,666

Robert M. Wright                               1,600                    *                1,600

Margaret L. Taylor                             1,514                    *                1,514

Mark Lester                                    1,510                    *                1,510

Rebecca A. Mason                               1,413                    *                1,413

Henry Gong                                     1,333                    *                1,333

Atlas Venture Entrepreneurs'
Fund IV, L.P.                                  1,206                    *                1,206

Navarre Capital LLC                            1,055                    *                1,055

James Campbell                                   875                    *                  875

Howard Gwin                                      754                    *                  754

David Baer Tierkel                               748                    *                  748

Archambeau Family Trust U/A                      657                    *                  657

DTD 09/23/1996

Sabrina Horn                                     657                    *                  657

The Horn Group                                   657                    *                  657

Kjersten Odman                                   620                    *                  620

Alex Vieux                                       596                    *                  596

Bill Connolly                                    581                    *                  581

Bradley Dean                                     577                    *                  577

Veronica Hansen                                  564                    *                  564

Anita Presser                                    533                    *                  533

Arthur Knapp                                     533                    *                  533

Bruce M. Richardson                              533                    *                  533

Eric Archambeau                                  533                    *                  533

Jonathan Lin                                     533                    *                  533

Joesph L. Levy                                   533                    *                  533

G C & H Investments                              372                    *                  372

Steven E. Bochner                                368                    *                  368

Richard J. Sexton                                333                    *                  333

Stan Swete                                       297                    *                  297

Michael David                                    262                    *                  262

Greg Carson                                      213                    *                  213

Eithan Ephrati                                   200                    *                  200

Dominion Capital Management                      164                    *                  164

Lisa Manley                                      155                    *                  155

Olivier Bossard                                  148                    *                  148

Yves Charriau                                    148                    *                  148

Comerica Incorporated                            146                    *                  146

Jamie Agnello                                    114                    *                  114

John Arrillaga Trust                             110                    *                  110

Richard T. Peery Trust                           110                    *                  110

Kevin Yee                                         80                    *                   80

Matthew L. Lamb                                   66                    *                   66

Matthew J. Wong                                   40                    *                   40

Oliver Nghiem                                     38                    *                   38

Lynn Duisenberg                                   21                    *                   21

*    Less than 1%.
--------------------------------------------------------------------------------

(1)  President and Chief Executive Officer of SkillsVillage

(2)  Management of SkillsVillage

(3)  Director of SkillsVillage

(4) 10% of all shares of PeopleSoft's common stock issued to the former SkillsVillage stockholders will be held in an escrow account with State Street Bank and Trust Company.


                              PLAN OF DISTRIBUTION

        The selling stockholders may sell some or all of their shares at any time and in any of the following ways. They may sell their shares:

        - To underwriters who buy the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time;

        - Through brokers, acting as principal or agent, in transactions, which may involve block transactions, on the Nasdaq Stock Market or on other exchanges on which the shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

        - Directly or through brokers or agents in private sales at negotiated prices; or

        -       By any other legally available means.

        Selling stockholders may pay part of the proceeds from the sale of shares in commissions and other compensation to underwriters, dealers, brokers or agents who participate in the sales.

        Certain states may require shares to be sold only through registered or licensed brokers or dealers. In addition, certain states may require the shares to be registered or qualified for sale unless an exemption from registration or qualification is available and complied with.

        PeopleSoft has agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make under the Securities Act.

                                  LEGAL MATTERS

        The law firm of Gibson, Dunn & Crutcher LLP, San Francisco, California, will render an opinion regarding the validity of the shares offered under this prospectus.

                                     EXPERTS

        Arthur Andersen LLP, independent public accountants, have audited our consolidated financial statements for the period indicated in their report, included in our Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2000, which is incorporated by reference in this registration statement. Our financial statements and exhibits are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited our 1999 consolidated financial statements and schedule for the period indicated in their report, included in our Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2000, which is incorporated by reference in this registration statement. Our financial statements, schedule and exhibits are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

        Arthur Andersen LLP, independent public accountants, have audited the 1998 consolidated financial statements of Vantive, a company acquired by PeopleSoft in 1999, for the period indicated in their report, which is included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, which is incorporated by reference in this registration statement our financial statements and exhibits are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms located at 450 Fifth Street, N.W., Washington, DC 20549, and its public reference facilities in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

        Our common stock is quoted on the Nasdaq National Market. Accordingly, you may inspect the information we file with the Securities and Exchange Commission at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, DC 20006.

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the securities:

        (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on April 2, 2001, as amended by Form 10-K/A filed on July 2, 2001;

        (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 15, 2001;

        (c)     Our proxy statement on schedule 14A filed on April 19, 2001;

        (d) Our Registration Statement on Form 8-A filed on October 7, 1992, in which we describe the terms, rights and provisions applicable to our outstanding common stock; and

        (e) The description of our Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A/A filed on March 25, 1998 including any amendment or report filed for the purpose of updating such description.

        All reports and definitive proxy or information statements filed under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this prospectus have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this registration statement from the date of filing of such documents.

        You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning PeopleSoft Inc., 4460 Hacienda Drive, Pleasanton, California 94588, Attention: Investor Relations, or by calling (925) 694-3000.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PEOPLESOFT, ANY UNDERWRITER OR THEIR RESPECTIVE AFFILIATES. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN OR THEREIN OR IN THE AFFAIRS OF PEOPLESOFT SINCE THE DATE HEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        PeopleSoft will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee                                                     $ 5,000
Legal fees and expenses                                                   15,000
Accounting fees and expenses                                              15,000
Miscellaneous expenses                                                    10,000
                                                                         -------
     Total                                                               $45,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by the Delaware General Corporation Law, PeopleSoft has included in its Certificate of Incorporation a provision to eliminate the personal liability of it's directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of PeopleSoft require the Company to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and
(ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified. PeopleSoft has entered into indemnification agreements with the officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. PeopleSoft believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        PeopleSoft understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 16. EXHIBITS

2.1 Agreement and Plan of Merger and Reorganization dated as of May 1, 2001 by and among SkillsVillage Inc., PeopleSoft Inc., Hope Cochran, as securityholder representative, and State Street Bank and Trust Company of California N.A., as escrow agent

4       Instruments Defining Rights of Stockholders. Reference is made to
        Registrant's Registration Statements on Form 8-A which are incorporated herein by reference pursuant to Items 3(d) and (e).

5       Opinion and consent of Gibson Dunn & Crutcher LLP

23.1    Consent of Ernst & Young LLP, Independent Auditors

23.2    Consent of Arthur Andersen LLP, Independent Public Accountants

23.3    Consent of Counsel (included in Exhibit 5)

23.4    Consent of Arthur Andersen LLP, Independent Public Accountants

24.1    Power of Attorney (see page 21)

ITEM 17. UNDERTAKINGS

A. UNDERTAKING PURSUANT TO RULE 415

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference by this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 2nd day of July, 2001.

                                   PEOPLESOFT, INC.

                                   By: /s/ KEVIN T. PARKER
                                      ------------------------------------------
                                      Kevin T. Parker
                                       Senior Vice President and Chief Financial
                                       Officer (Principal Financial and
                                       Accounting Officer)



                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of PeopleSoft, Inc., a Delaware corporation, do hereby constitute and appoint Craig Conway, Kevin T. Parker and Anne Jordan, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                  TITLE                                  DATE
        ---------                                  -----                                  ----
  /s/ DAVID A. DUFFIELD                  Chairman of the Board of                     July 2, 2001
  ---------------------                          Directors
    David A. Duffield

    /s/ ANEEL BHUSRI                   Vice Chairman of the Board of                  July 2, 2001
    ----------------                             Directors
      Aneel Bhusri

    /s/ CRAIG CONWAY                    President, Chief Executive                    July 2, 2001
   ------------------                 Officer and Director (Principal
      Craig Conway                    Executive Officer and Director)

   /s/ KEVIN T. PARKER                Senior Vice President and Chief                 July 2, 2001
   -------------------                 Financial Officer (Principal
     Kevin T. Parker                     Financial and Accounting
                                                 Officer)

  /s/ A. GEORGE BATTLE                           Director                             July 2, 2001
  ---------------------
    A. George Battle

/s/ FRANK J. FANZILLI JR.                        Director                             July 2, 2001
-------------------------
  Frank J. Fanzilli Jr.

    /s/ STEVE GOLDBY                             Director                             July 2, 2001
   -----------------
      Steve Goldby

  /s/ CYRIL J. YANSOUNI                          Director                             July 2, 2001
 -----------------------
    Cyril J. Yansouni

                                 EXHIBITS INDEX

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
2.1 Agreement and Plan of Merger and Reorganization dated as of May 1, 2001 by and among SkillsVillage Inc., PeopleSoft Inc., Hope Cochran, as securityholder representative, and State Street Bank and Trust Company of California N.A., as escrow agent

4 Instruments Defining Rights of Stockholders. Reference is made to Registrant's Registration Statements on Form 8-A which are incorporated herein by reference pursuant to Items 3(d) and (e).

5       Opinion and consent of Gibson Dunn & Crutcher LLP

23.1    Consent of Ernst & Young LLP, Independent Auditors

23.2    Consent of Arthur Andersen LLP, Independent Public Accountants

23.3    Consent of Counsel (included in Exhibit 5)

23.4    Consent of Arthur Andersen LLP, Independent Public Accountants

24.1    Power of Attorney (see page 21)
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